Exhibit 99.1	NEWS RELEASE

Rick L. Catt, President	FOR IMMEDIATE RELEASE
And Chief Executive Officer	May 16, 2012
First Robinson Financial Corporation
501 East Main Street
Robinson, IL 62454

FIRST ROBINSON FINANCIAL CORPORATION

DECLARES INCREASE IN CASH DIVIDEND, ANNOUNCES YEAR-END EARNINGS AND THE COMPANY’S DEREGISTRATION UNDER THE SECURITIES EXCHANGE ACT

Robinson, Illinois - First Robinson Financial Corporation (OTCQB: “FRFC”), the Holding Company for First Robinson Savings Bank, National Association, has announced that the Company will pay an annual cash dividend of $0.95 per share. This represents an increase of $0.05 per share, or 5.6%, over last year’s $0.90 per share. The dividend will be payable on June 15, 2012 to shareholders of record on June 1, 2012. Rick L. Catt, President and Chief Executive Officer, stated that “The support of our shareholders is crucial to the success of FRFC. The Board of Directors wants to show our appreciation by raising our dividends by almost 6.0% over last year, our largest dividend in the Company’s history. We are proud that we have been able to pay an increased dividend each year since the Company’s formation in March 1997.”

The Company also announced earnings for the fiscal year ended March 31, 2012. We are reporting net income available to common stockholders of $1,916,000 as compared to $1,395,000 for the fiscal year ended March 31, 2011, an increase of $521,000, or 37.3%. In August 2011, the Company issued 4,900 shares of Series A Non-Cumulative Preferred Shares to the US Treasury for $4.9 million as a result of participation in the Small Business Lending Fund. These preferred shares bore a dividend of 1%, or $30,000, for the year ending March 31, 2012 compared to no preferred share dividend for the year ending March 31, 2011. Net interest income after provision for loan losses increased to $6,126,000 up from $5,157,000 for the year ending March 31, 2012, an increase of $969,000, or 18.8%. Non-interest income was $2,691,000 for the year ended March 31, 2012, compared to $2,569,000 for the year ended March 31, 2011, an increase of $122,000, or 4.7%. Non-interest expense was $5,760,000 for the year ended March 31, 2012, compared to $5,630,000 for the year ended March 31, 2011, a slight increase of $130,000 or 2.3%.

Pursuant to the provisions of the Jumpstart Our Business Startups Act (the “JOBS Act”), the Board of Directors of the Company voted, on May 8, 2012, to deregister the Company’s common stock under the Securities Exchange Act of 1934 (the “Exchange Act”). The JOBS Act, which was signed into law on April 5, 2012, raises the threshold for requiring banks and bank holding companies to register with the Securities and Exchange Commission under the Exchange Act to 2,000 record holders, and also increases the threshold under which banks and bank holding companies are permitted to deregister from the Exchange Act from 300 record shareholders to 1,200 record shareholders. The Company currently has approximately 439 shareholders of record, and therefore qualifies for deregistration.

Mr. Rick L. Catt, President and Chief Executive Officer, stated that: “We believe that deregistration will not affect trading in our common stock. We will remain quoted on the OTCQB tier of the OTC Market. However, by deregistering under the Exchange Act, we will realize substantial cost-savings in reduced legal and audit expenses, filing fees and other related costs of compliance with the Exchange Act.”

Our deregistration will be effective on August 8, 2012, ninety (90) days from the Company’s filing date of May 10, 2012 of its Form 15. After that date, the Company’s quarterly and annual reports, proxy statements and current reports will no longer be filed with the SEC or posted on its website, although the Company will continue to provide certain annual information and proxy statements to its shareholders. The Company will also post certain quarterly and annual information on its website.

As of March 31, 2012, the Company had assets of $215.5 million, liabilities of $196.6 million and stockholders’ equity of $18.9 million. Through its banking subsidiary, the Company operates four full-service offices and one drive-up facility in Robinson, Oblong, and Palestine, Illinois and Vincennes, Indiana. Both the Company and its banking subsidiary are considered well-capitalized under federal banking regulations.

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and charge-offs and changes in estimates of the adequacy of the allowance for loan losses, demand for loans and deposits in the Company’s market area, and competition.  Actual strategies and results in future periods may differ materially from those currently expected. The Company’s reports filed from time to time with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended March 31, 2011, describe some of these risk factors. These forward-looking statements represent the Company’s judgment as of the date of this release.  The Company disclaims however, any intent or obligation to update these forward-looking statements.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

FIRST ROBINSON FINANCIAL CORPORATION

	For the Year Ended
	March 31,
	2012	2011
	(In thousands, except per share data)
	(Unaudited)	(Audited)

Operation Data:

Total Interest Income	$8,390	$8,309

Total Interest Expense	1,566	2,417

Net Interest Income	6,824	5,892

Provision for Loan Losses	698	735

Net Interest Income After Provision	6,126	5,157

Total Non-Interest Income	2,691	2,569

Total Non-Interest Expense	5,760	5,630

Income Before Taxes	3,057	2,096

Provision for Income Taxes	1,111	701

Net Income	1,946	1,395

Preferred Stock Dividends	30	—

Net Income Available to Common Stockholders	1,916	1,395

Basic Earnings per Common Share	$4.67	$3.38

Diluted Earnings per Common Share	$4.49	$3.25

Selected Ratios and Other Data:

Return on Average Assets	0.92%	0.71%

Return on Average Stockholders’ Equity	11.74%	11.24%

Average Assets	$207,561	$195,066

Average Stockholders’ Equity	16,327	12,411

Balance Sheet Data:

Total Assets	$215,494	$208,831

Total Liabilities	196,571	196,066

Stockholders’ Equity	18,923	12,765